EXHIBIT 99.1

EPE HOLDINGS, LLC

Unaudited Condensed Consolidated Balance Sheet at March 31, 2008

EPE HOLDINGS, LLC

EPE HOLDINGS, LLC
CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008
(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$65,511
Accounts and notes receivable – trade (net of allowance for doubtful
accounts of $19,419)	3,663,465
Accounts receivable – related parties	142
Inventories	366,261
Prepaid and other current assets	203,520
Total current assets	4,298,899
Property, plant and equipment, net	15,312,645
Investments in and advances to unconsolidated affiliates	2,496,253
Intangible assets, net of accumulated amortization of $578,211	1,860,321
Goodwill	912,312
Deferred tax assets	3,194
Other assets, including restricted cash of $6,561	267,916
Total assets	$25,151,540

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable – trade	$282,654
Accounts payable – related parties	13,341
Accrued product payables	3,803,617
Accrued expenses	74,409
Accrued interest	108,662
Other current liabilities	330,692
Total current liabilities	4,613,375
Long-term debt (see Note 11)	11,051,991
Deferred tax liabilities	19,044
Other long-term liabilities	121,880
Minority interest	9,362,379
Commitments and contingencies
Member’s equity, including accumulated other
comprehensive income loss of $16,986 (see Note 12)	(17,129)
Total liabilities and member’s equity	$25,151,540

See Notes to Unaudited Condensed Consolidated Balance Sheet.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.  Company Organization and Basis of Financial Statement Presentation

Company Organization

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P.  The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P.  At March 31, 2008, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries.  Enterprise Products GP LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings.  References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.”  The current business of Enterprise GP Holdings is the ownership of general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. EPE Holdings’ general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries.  Enterprise Products Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.”  References to “EPGP” mean Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners. Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO.  Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.”  References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners.

References to “TEPPCO” mean the business and operations of TEPPCO Partners, L.P. and its consolidated subsidiaries.  TEPPCO is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”).  Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.”  The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”).  Enterprise GP Holdings has non-controlling interests in both Energy Transfer Equity and LE GP.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”) and Enterprise Unit L.P. (“Enterprise Unit”), collectively, which are private company affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc. and its private company affiliates, which are related party affiliates to all of the foregoing named entities.  Mr. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P.  DFI and DFIGP are private company affiliates of EPCO.  Enterprise GP Holdings acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships, EPCO, DFI and DFIGP are affiliates under common control of Mr. Duncan.  We do not control Energy Transfer Equity or LE GP.

Basis of Financial Statement Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings.  EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business.  EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few.  The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings.  See Note 2 for additional details regarding minority interest ownership in our consolidated subsidiaries.

Presentation of Investments.  Enterprise GP Holdings owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated incentive distribution rights (“IDRs”) of Enterprise Products Partners.

Private company affiliates of EPCO (DFI and DFIGP) contributed equity interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings in May 2007. As a result of such contributions, Enterprise GP Holdings owns 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP, which is entitled to 2% of the cash distributions of TEPPCO as well as the IDRs of TEPPCO.  The contributions of ownership interests in TEPPCO and TEPPCO GP were accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  The inclusion of TEPPCO and TEPPCO GP in our consolidated balance sheet was effective January 1, 2005 because an affiliate of EPCO under common control with Enterprise GP Holdings originally acquired the ownership interests of TEPPCO GP in February 2005.

In May 2007, Enterprise GP Holdings acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests of its general partner, LE GP, for $1.65 billion in cash.  Energy Transfer Equity owns limited partner interests and the general partner interest of ETP. Enterprise GP Holdings accounts for its investments in Energy Transfer Equity and LE GP using the equity method of accounting.

Note 2.  General Accounting Policies and Related Matters

Consolidation Policy

We evaluate our financial interests in companies to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.  Our balance sheet includes our accounts and those of our majority-owned subsidiaries in which we have a controlling financial or equity interest, after the elimination of intercompany accounts and transactions.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies.  In consolidation, we eliminate our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates to the extent such amounts are material and remain on our balance sheet (or those of our equity method investees) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.

Dixie Employee Benefit Plans

Dixie Pipeline Company (“Dixie”), a consolidated subsidiary of EPO, directly employs the personnel that operate its pipeline system. Certain of these employees are eligible to participate in Dixie’s defined contribution plan and pension and postretirement benefit plans.  Dixie contributed $0.1 million to its company-sponsored defined contribution plan during the three months ended March 31, 2008.  During the remainder of 2008, Dixie expects to contribute approximately $0.3 million to its postretirement benefit plan and approximately $0.5 million to its pension plan.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  Expenditures to mitigate or prevent future environmental contamination are capitalized.

At March 31, 2008, our accrued liabilities for environmental remediation projects totaled $32.5 million.  This amount was derived from a range of reasonable estimates based upon studies and site surveys.  Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.

Estimates

Preparing our balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect amounts presented in the balance sheet (i.e. assets and liabilities) and disclosures about contingent assets and liabilities. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Enterprise Products Partners revised the remaining useful lives of certain assets, most notably the assets that constitute its Texas Intrastate System, effective January 1, 2008. This change in estimate adjusted the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since original estimates were made in September 2004. These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.7 billion at March 31, 2008.  For additional information regarding this change in estimate, see Note 7.

Minority Interest

As presented in our Unaudited Condensed Consolidated Balance Sheet, minority interest represents third-party and affiliate ownership interests in the net assets of our consolidated subsidiaries.  For financial reporting purposes, the assets and liabilities of our controlled subsidiaries are consolidated with those of our own, with any third-party and affiliate ownership interest in such amounts presented as minority interest. The following table presents the components of minority interest as presented on our Unaudited Condensed Consolidated Balance Sheet at March 31, 2008:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,033,917
Related party owners of Enterprise Products Partners (2)	284,848
Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	1,036,341
Related party owners of Enterprise GP Holdings (2)	1,038,889
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (1)	286,812
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,555,323
Related party owners of TEPPCO (2)	(13,714)
Joint venture partners (3)	139,963
Total minority interest on consolidated balance sheet	$9,362,379

(1)  Consists of non-affiliate public unitholders of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and TEPPCO.
(2)  Consists of unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.
(3)  Represents third-party ownership interests in joint ventures that we consolidate, including Seminole Pipeline Company (“Seminole”), Dixie, Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub, LLC (“Independence Hub”), Wilprise Pipeline Company, LLC (“Wilprise”) and Belle Rose NGL Pipeline, L.L.C. (“Belle Rose”).

Recent Accounting Developments

Certain provisions of Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements,” became effective for us on January 1, 2008.  See Note 5 for information regarding new fair value-related disclosures required in connection with SFAS 157.

During the first quarter of 2008, SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” was issued.  SFAS 161 requires enhanced disclosures regarding (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows.  SFAS 161 requires disclosure of (i) the fair values of derivative instruments and their gains and losses in a tabular format, (ii) derivative features that are credit risk-related and (iii) cross-referencing within the financial statement footnotes to locate important information about derivative instruments.  SFAS 161 is effective for us on January 1, 2009.  Management is currently evaluating the impact that SFAS 161 will have on our financial statement disclosures.  At present, we do not believe that this standard will impact how we record financial instruments.

Note 3.  Business Segments

Our investing activities are organized into business segments that reflect how the Chief Executive Officer of EPE Holdings (i.e., our chief operating decision maker) routinely manages and reviews the financial performance of Enterprise GP Holdings’ investments.  On a consolidated basis, we have three reportable business segments:  (i) Investment in Enterprise Products Partners, (ii) Investment in TEPPCO and (iii) Investment in Energy Transfer Equity.

Each of the respective general partners of Enterprise Products Partners, TEPPCO and Energy Transfer Equity have separate operating management and boards of directors, with each board having at least three independent directors.  Enterprise GP Holdings controls Enterprise Products Partners and TEPPCO through its ownership of their respective general partners.  We do not control Energy Transfer Equity or its general partner.

TEPPCO and Enterprise Products Partners are joint venture partners in Jonah, which owns a natural gas gathering system (the “Jonah system”) located in southwest Wyoming.  Within their respective financial statements, Enterprise Products Partners and TEPPCO account for their individual ownership interests in Jonah using the equity method of accounting.  As a result of common control at the Enterprise GP Holdings level, Jonah is a consolidated subsidiary of Enterprise GP Holdings. For financial reporting purposes, management elected to classify the net assets of Jonah within our Investment in TEPPCO segment.

Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying unaudited condensed consolidated balance sheets of EPGP and TEPPCO GP, respectively.  Financial information presented for our Investment in Energy Transfer Equity segment represents amounts we record in connection with these equity method investments based primarily on publicly available information of Energy Transfer Equity.

The following table presents selected business segment information at March 31, 2008:

	Investment		Investment
	in		in
	Enterprise	Investment	Energy	Adjustments
	Products	in	Transfer	and	Consolidated
	Partners	TEPPCO	Equity	Eliminations	Totals

Segment assets:
At March 31, 2008	$16,945,426	$6,661,720	$1,621,601	$(77,207)	$25,151,540

Investments in and advances
to unconsolidated affiliates (see Note 8):
At March 31, 2008	610,594	264,058	1,621,601	--	2,496,253

Intangible Assets (see Note 10):
At March 31, 2008	906,968	970,864	--	(17,511)	1,860,321

Goodwill (see Note 10):
At March 31, 2008	591,652	320,660	--	--	912,312

Note 4.  Accounting for Unit-Based Awards

We account for unit-based awards in accordance with SFAS 123(R), “Share-Based Payment.” SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date.  The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant.  The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model.  The fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards (such as unit appreciation rights (“UARs”)) is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period.  Liability-type awards are cash settled upon vesting.

As used in the context of the EPCO and TEPPCO plans, the term “restricted unit” represents a time-vested unit under SFAS 123(R)  Such awards are nonvested until the required service period expires.

EPGP UARs

The non-employee directors of EPGP have been granted UARs in the form of letter agreements.  These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings or Enterprise Products Partners.  These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of the Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value. At March 31, 2008, there were a total of 90,000 UARs outstanding that had been granted to non-employee directors of EPGP.

EPCO Employee Partnerships

EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in the Employee Partnerships.  Currently, there are four Employee Partnerships: EPE Unit I, EPE Unit II, EPE Unit III and Enterprise Unit. EPE Unit I was formed in August 2005 in connection with Enterprise GP Holdings’ initial public offering and EPE Unit II was formed in December 2006.  EPE Unit III was formed in May 2007, and Enterprise Unit was formed in February 2008.  For a detailed description of EPE Unit I, EPE Unit II and EPE Unit III, see Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007.

As of March 31, 2008, there was an estimated $25.5 million of combined unrecognized compensation cost related to the four Employee Partnerships.  We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 3.7 years.

Enterprise Unit. On February 20, 2008, EPCO formed Enterprise Unit to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in Enterprise Unit.  On that date, EPCO Holdings, Inc. (“EPCO Holdings”) agreed to contribute $18.0 million in the aggregate (the “Initial Contribution”) to Enterprise Unit and was admitted as the Class A limited partner.  Certain key employees of EPCO, including the Chief Executive Officer and Chief Financial Officer of Enterprise GP Holdings, were issued Class B limited partner interests and admitted as Class B limited partners of Enterprise Unit without any capital contributions.  EPCO Holdings may make capital contributions to Enterprise Unit in addition to its Initial Contribution.  It is currently anticipated that EPCO Holdings will contribute up to an additional $33.0 million to Enterprise Unit; however, EPCO Holdings has no legal obligation to make such additional contributions and may ultimately contribute more or less than this amount to Enterprise Unit.  EPCO Holdings has contributed $23.4 million to Enterprise Unit through April 30, 2008.

As with the awards granted in connection with the other Employee Partnerships, these awards are designed to provide additional long-term incentive compensation for such employees.  The profits interest awards (or Class B limited partner interests) in Enterprise Unit entitle the holder to participate in the appreciation in value of Enterprise Products Partners’ units and Enterprise GP Holdings’ units and are subject to forfeiture.

An allocated portion of the fair value of these equity awards will be charged to us under the EPCO administrative services agreement as a non-cash expense.  We will not reimburse EPCO, Enterprise Unit or any of their affiliates or partners, through the administrative services agreement or otherwise, in cash for any expenses related to Enterprise Unit, including the Initial Contribution by EPCO Holdings.

The Class B limited partner interests in Enterprise Unit that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to February 20, 2014, with customary exceptions for death, disability and certain retirements.  The risk of forfeiture associated with the Class B limited partner interests in Enterprise Unit will also lapse upon certain change of control events.

Unless otherwise agreed to by EPCO, EPCO Holdings and a majority in interest of the Class B limited partners of Enterprise Unit, Enterprise Unit will terminate at the earlier of February 20, 2014 (six years from the date of the agreement) or a change in control of Enterprise GP Holdings or Enterprise Products Partners.  Enterprise Unit has the following material terms regarding its quarterly cash distribution to partners:

▪
Distributions of cash flow – Each quarter, 100% of the cash distributions received by Enterprise Unit from Enterprise Products Partners and Enterprise GP Holdings will be distributed to the Class A limited partner until EPCO Holdings has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by Enterprise Unit will be distributed to the Class B limited partners.  The Class A preferred return equals the Class A capital base (as defined below) multiplied by 5.0% per annum.  The Class A limited partner’s capital base equals the amount of any contributions of cash or cash equivalents made by the Class A limited partner to Enterprise Unit, plus any unpaid Class A preferred return from prior periods, less any distributions made by Enterprise Unit of proceeds from the sale of units owned by Enterprise Unit (as described below).

▪
Liquidating Distributions – Upon liquidation of Enterprise Unit, units having a fair market value equal to the Class A limited partner capital base will be distributed to EPCO Holdings, plus any accrued Class A preferred return for the quarter in which liquidation occurs.  Any remaining units will be distributed to the Class B limited partners.

▪
Sale Proceeds – If Enterprise Unit sells any units that it beneficially owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

EPCO 1998 Plan

The EPCO 1998 Plan provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners.  After giving effect to outstanding option awards at March 31, 2008 and the issuance and forfeiture of restricted unit awards through March 31, 2008, a total of 1,418,833 additional common units of Enterprise Products Partners could be issued under the EPCO 1998 Plan.

Enterprise Products Partners’ unit option awards.  Under the EPCO 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us.  The following table presents option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)
Outstanding at December 31, 2007	2,315,000	$26.18
Exercised	(10,000)	$22.76
Forfeited or terminated	(85,000)	$26.72
Outstanding at March 31, 2008	2,220,000	$26.17	7.47	$2,491
Options exercisable at:
March 31, 2008	325,000	$22.03	3.70	$2,491

(1) Aggregate intrinsic value reflects fully vested option awards at March 31, 2008.

The total intrinsic value of option awards exercised during the three months ended March 31, 2008 was $0.1 million.  At March 31, 2008, there was an estimated $2.5 million of total unrecognized compensation cost related to nonvested option awards granted under the EPCO 1998 Plan.  We expect to recognize our share of this cost over a weighted-average period of 2.7 years in accordance with the EPCO administrative services agreement.

During the three months ended March 31, 2008, Enterprise Products Partners received cash of $0.3 million from the exercise of unit options.  Conversely, its option-related reimbursements to EPCO were $0.1 million.

Enterprise Products Partners’ restricted unit awards.  Under the EPCO 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of EPGP.  The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2007	1,688,540
Granted (2)	5,000	$25.34
Forfeited	(56,577)	$25.57
Vested	(2,500)	$23.79
Restricted units at March 31, 2008	1,634,463

(1)  Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.
(2)  Aggregate grant date fair value of restricted unit awards issued during 2008 was $0.1 million based on a grant date market price of Enterprise Products Partners’ common units of $30.53 per unit and estimated forfeiture rate of 17.0%.

The total fair value of Enterprise Products Partners’ restricted unit awards that vested during the three months ended March 31, 2008 was $0.1 million.  As of March 31, 2008, there was an estimated $22.9 million of total unrecognized compensation cost related to restricted unit awards granted under the EPCO 1998 Plan, which we expect to recognize over a weighted-average period of 2.2 years.  We will recognize our share of such costs in accordance with the EPCO administrative services agreement.

Enterprise Products 2008 Long-Term Incentive Plan

On January 29, 2008, the unitholders of Enterprise Products Partners approved the Enterprise Products 2008 Long-Term Incentive Plan (the “EPD 2008 LTIP”), which provides for awards of Enterprise Products Partners’ common units and other rights to its non-employee directors and to consultants and employees of EPCO and its affiliates providing services to Enterprise Products Partners. Awards under the EPD 2008 LTIP may be granted in the form of restricted units, phantom units, unit options, UARs and distribution equivalent rights. The EPD 2008 LTIP will be administered by EPGP’s Audit, Conflicts and Governance (“ACG”) Committee. Up to 10,000,000 of Enterprise Products Partners’ common units may be granted as awards under the plan, with such amount subject to adjustment.

The exercise price of unit options or UARs awarded to participants will be determined by the ACG Committee (at its discretion) at the date of grant and may be no less than the fair market value of Enterprise Products Partners’ common units at the date of grant. The EPD 2008 LTIP may be amended or terminated at any time by the Board of Directors of EPCO or EPGP’s ACG Committee; however, the rules of the NYSE require that any material amendment, such as a significant increase in the number of common units available under the plan or a change in the types of awards available under the plan, would require the approval of Enterprise Products Partners’ unitholders. The ACG Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the plan in specified circumstances. The EPD 2008 LTIP is effective until the earlier of January 29, 2018 or the time which all available units under the incentive plan have been delivered to participants or the time of termination of the plan by EPCO or EPGP’s ACG Committee.  As of March 31, 2008 no awards have been issued under the EPD 2008 LTIP.

DEP GP UARs

The non-employee directors of DEP GP have been granted UARs in the form of letter agreements. These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value.  As of March 31, 2008, Enterprise GP Holdings had a total of 90,000 outstanding UARs granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  The grant date fair value with respect to these UARs is based on a unit price of $36.68 per unit.

TEPPCO 1999 Plan

The TEPPCO 1999 Plan provides for the issuance of phantom unit awards as incentives to key employees of EPCO working on behalf of TEPPCO.  There were a total of 31,600 phantom unit awards outstanding under the TEPPCO 1999 Plan at March 31, 2008.  In April 2008, 13,000 phantom units vested resulting in a cash payment of $0.4 million.  The remaining cliff vest as follows:  13,000 in April 2009 and 5,600 in January 2010.  At March 31, 2008, TEPPCO had accrued liability balances of $1.0 million related to the TEPPCO 1999 Plan.

TEPPCO 2000 LTIP

The TEPPCO 2000 LTIP provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. On December 31, 2007, 8,400 phantom units vested and $0.5 million was paid out to participants in the first quarter of 2008. There were a total of 11,300 phantom unit awards outstanding under the TEPPCO 2000 LTIP at March 31, 2008 that cliff vest on December 31, 2008 and will be paid out to participants in 2009.  At March 31, 2008, TEPPCO had accrued liability balances of $0.2 million related to the TEPPCO 2000 LTIP.

TEPPCO 2005 Phantom Unit Plan

The TEPPCO 2005 Phantom Unit Plan provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance.  On December 31,

2007, 36,200 phantom units vested and $1.6 million was paid out to participants in the first quarter of 2008.  There were a total of 38,200 phantom unit awards outstanding under the TEPPCO 2005 Phantom Unit Plan at March 31, 2008 that cliff vest on December 31, 2008 and will be paid out to participants in 2009.  At March 31, 2008, TEPPCO had an accrued liability balance of $1.0 million related to the TEPPCO 2005 Phantom Unit Plan.

TEPPCO 2006 LTIP

The TEPPCO 2006 LTIP provides for awards of TEPPCO common units and other rights to its non-employee directors and to employees of EPCO working on behalf of TEPPCO.  As of March 31, 2008, 1,647 phantom units and 66,225 UARs had been awarded to non-employee directors of TEPPCO.  As of March 31, 2008, certain EPCO employees working on behalf of TEPPCO had been granted 155,000 option awards, 62,400 restricted unit awards and 335,723 UARs.  After giving effect to outstanding option awards at March 31, 2008 and the issuance and forfeiture of restricted unit awards through March 31, 2008, a total of 4,782,600 common units of TEPPCO could be issued under the TEPPCO 2006 LTIP.  Option awards and restricted unit awards granted under the TEPPCO 2006 LTIP vest in 2011.  The UARs vest in 2012.

TEPPCO unit options.  There was no unit option activity under the TEPPCO 2006 LTIP during the three months ended March 31, 2008, and no options were exercisable at March 31, 2008.

			Weighted-
		Weighted-	average
		average	remaining
	Number of	strike price	contractual
	Units	(dollars/unit)	term (in years)
Outstanding at December 31, 2007	155,000	$45.35
Outstanding at March 31, 2008	155,000	$45.35	9.15

At March 31, 2008, total unrecognized compensation cost related to nonvested option awards granted under the TEPPCO 2006 LTIP was an estimated $0.4 million.  TEPPCO expects to recognize this cost over a weighted-average period of 3.1 years.

TEPPCO restricted units. There was no restricted unit activity under the TEPPCO 2006 LTIP during the three months ended March 31, 2008.

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2007	62,400
Restricted units at March 31, 2008	62,400	$37.64

(1) Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

None of TEPPCO’s restricted unit awards vested during the three months ended March 31, 2008.  At March 31, 2008, there was an estimated $1.9 million of total unrecognized compensation cost related to restricted unit awards granted under the TEPPCO 2006 LTIP.  TEPPCO expects to recognize these costs over a weighted-average period of 3.1 years.

TEPPCO UARs and phantom units.  As of March 31, 2008, there were a total of 66,225 UARs outstanding that had been granted to non-employee directors of TEPPCO GP and 335,723 UARs outstanding that were granted to certain employees of EPCO who work on behalf of TEPPCO.  These UAR awards will cliff vest in 2012.  If the non-employee director or employee resigns prior to vesting, their UAR awards are forfeited.  These UAR awards are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

 As of March 31, 2008, there were a total of 1,647 phantom unit awards outstanding that had been granted to non-employee directors of TEPPCO GP.  Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP.  In addition, during the vesting period, each participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by TEPPCO on its common units.  Phantom units awarded to non-employee directors are accounted for similar to liability awards.

Note 5.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices, interest rates and foreign exchange rates.  We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the types of risks we attempt to hedge are those related to (i) the variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates.

Interest Rate Risk Hedging Program

Enterprise GP Holdings.  Enterprise GP Holdings’ interest rate exposure results from variable interest rate borrowings under its credit facility.  A portion its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which effectively convert a portion of its variable rate debt into fixed rate debt.  Enterprise GP Holdings had four floating-to-fixed interest rate swap agreements outstanding at March 31, 2008 that were accounted for as cash flow hedges.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	Of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Enterprise GP Holdings variable-rate borrowings	2	Aug. 2007 to Aug. 2009	Aug. 2009	4.54% to 5.01%	$250.0 million
Enterprise GP Holdings variable-rate borrowings	2	Sep. 2007 to Aug. 2011	Aug. 2011	4.54% to 4.82%	$250.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

At March 31, 2008, the aggregate fair value of these interest rate swaps was a liability of $25.1 million.

Enterprise Products Partners. Enterprise Products Partners’ interest rate exposure results from variable and fixed interest rate borrowings under its consolidated debt agreements, primarily those of EPO.  A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which effectively convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

Enterprise Products Partners had nine interest rate swaps outstanding at March 31, 2008 that were accounted for as fair value hedges.  These agreements had a combined notional value of $850.0 million and match the maturity dates of the underlying fixed rate debt being hedged.  The aggregate fair value of these interest rate swaps at March 31, 2008 was an asset of $48.7 million, with an offsetting decrease in the fair value of the underlying debt.

In February 2008, Enterprise Products Partners terminated two interest rate swaps, each with a notional value of $100.0 million, related to its Senior Notes K and received $6.3 million of cash.

At times, Enterprise Products Partners may enter into treasury rate lock transactions to hedge U.S. treasury rates related to its anticipated issuances of debt. Gains or losses on the termination of such instruments are amortized to earnings using the effective interest method over the estimated term of the underlying fixed-rate debt. Each of EPO’s treasury lock transactions was designated as a cash flow hedge under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted.

In connection with EPO’s issuance of its Senior Notes M and N in April 2008 (see Note 16), EPO terminated all of its outstanding treasury lock financial instruments.  On March 31, 2008, EPO terminated treasury locks having a notional value of $350.0 million and recognized an other comprehensive loss of $27.7 million.  On April 1, 2008, EPO terminated its remaining treasury locks, which had an aggregate notional value of $250.0 million.  As a result, Enterprise Products Partners will recognize an additional other comprehensive loss of $12.7 million during the second quarter of 2008.

Duncan Energy Partners. Duncan Energy Partners had three floating-to-fixed interest rate swap agreements outstanding at March 31, 2008 that were accounted for as cash flow hedges having a notional value of $175.0 million.  The purpose of these financial instruments is to reduce the sensitivity of Duncan Energy Partners’ earnings to the variable interest rates charged under its revolving credit facility.

The aggregate fair value of these interest rate swaps at March 31, 2008 was a liability of $9.0 million.

TEPPCO.  TEPPCO also utilizes interest rate swap agreements to manage its cost of borrowing. TEPPCO had interest rate swap agreements outstanding at December 31, 2007 that had an aggregate notional value of $200.0 million.  The fair value of these interest rate swaps at December 31, 2007 was an asset of $0.3 million. These swap agreements settled in January 2008, and there are currently no swap agreements outstanding.

In connection with TEPPCO’s issuance of senior notes in March 2008 (see Note 11), TEPPCO terminated all of its outstanding treasury lock financial instruments having a notional value of $600.0 million.  As a result of this termination, TEPPCO recognized an other comprehensive loss of $52.1 million.  This loss is being amortized using the effective interest method over the estimated term of the underlying fixed-rate debt.

Commodity Risk Hedging Program

Enterprise Products Partners.  The prices of natural gas, natural gas liquids (“NGLs”) and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners.  In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.

The primary purpose of Enterprise Products Partners’ commodity risk management activities is to hedge its exposure to price risks associated with (i) natural gas purchases and gas injected into storage, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. The commodity financial instruments utilized by Enterprise Products Partners may be settled in cash or with another financial instrument.

At March 31, 2008, the fair value of Enterprise Products Partners’ commodity financial instruments portfolio, which primarily consisted of cash flow hedges, was an asset of $68.3 million.  These contracts will terminate during 2008.

TEPPCO.  TEPPCO seeks to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations.  As part of its crude oil marketing business, TEPPCO enters into financial instruments such as swaps and other hedging instruments.  The purpose of such hedging activity is either to balance TEPPCO’s inventory position or to lock in a profit margin.

At March 31, 2008, TEPPCO had a limited number of commodity derivatives that were accounted for as cash flow hedges. These contracts will expire during 2008. The fair value of the open positions at March 31, 2008 was a liability of $15.4 million.

Foreign Currency Hedging Program – Enterprise Products Partners

Enterprise Products Partners is exposed to foreign currency exchange rate risk primarily through its Canadian NGL marketing subsidiary.  As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar.  Enterprise Products Partners attempts to hedge this risk using foreign exchange purchase contracts to fix the exchange rate.  Mark-to-market accounting is utilized for these contracts, which typically have a duration of one month.  As of March 31, 2008, $1.6 million of these exchange contracts were outstanding, all of which settled in April 2008.

Adoption of SFAS 157 – Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We will adopt the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Level 2  includes non-exchange-traded instruments such as over-the-counter forward contracts, options, and repurchase agreements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at March 31, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.  At March 31, 2008, there were no Level 1 financial assets or liabilities.

	Level 2	Level 3	Total
Financial assets:
Commodity financial instruments	$85,939	$758	$86,697
Foreign currency hedging financial instruments	111	--	111
Interest rate hedging financial instruments	48,748	--	48,748
Total	$134,798	$758	$135,556

Financial liabilities:
Commodity financial instruments	$30,450	$3,368	$33,818
Foreign currency hedging financial instruments	18	--	18
Interest rate hedging financial instruments	37,833	--	37,833
Total	$68,301	$3,368	$71,669

Fair values associated with our interest rate, commodity and foreign currency financial instrument portfolios were developed using available market information and appropriate valuation techniques in accordance with SFAS 157.

The following table sets forth a reconciliation of changes in the fair value of our net financial assets and liabilities classified as Level 3 in the fair value hierarchy:

Net
Commodity
Financial
Instruments
Beginning balance, January 1	$(5,054)
Total gains (losses) included in:
Net income	(1,836)
Other comprehensive income	2,419
Purchases, issuances, settlements	1,861
Ending balance, March 31	$(2,610)

Note 6.  Inventories

Our inventory amounts by business segment were as follows at March 31, 2008:

Investment in Enterprise Products Partners:
Working inventory (1)	$279,225
Forward-sales inventory (2)	9,573
Subtotal	288,798
Investment in TEPPCO:
Working inventory (3)	58,275
Forward-sales inventory (4)	21,393
Subtotal	79,668
Eliminations	(2,205)
Total inventory	$366,261

(1)  Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.
(2)  Forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts.
(3)  Working inventory is comprised of inventories of crude oil, refined products, liquefied petroleum gases (“LPGs”), lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.
(4)  Forward sales inventory primarily consists of segregated crude oil volumes dedicated to the fulfillment of forward-sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  Inventories are valued at the lower of average cost or market.

In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements.  These volumes are recorded as inventory at market-related values in the month of acquisition.  Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.

Due to fluctuating commodity prices, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of inventories exceeds their net realizable value.

Note 7.  Property, Plant and Equipment

Our property, plant and equipment amounts by business segment were as follows at March 31, 2008:

	Estimated
	Useful Life
	In Years
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-35 (5)	$11,383,624
Storage facilities (2)	5-35 (6)	727,668
Offshore platforms and related facilities (3)	20-31	634,645
Transportation equipment (4)	3-10	33,210
Land		49,821
Construction in progress		1,288,212
Total historical cost		14,117,180
Less accumulated depreciation		2,020,672
Total carrying value, net		$12,096,508
Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40 (5)	$2,528,703
Storage facilities (2)	5-40 (6)	262,265
Transportation equipment (4)	5-10	9,101
Marine vessels (7)	20-30	422,045
Land		193,325
Construction in progress		472,848
Total historical cost		3,888,287
Less accumulated depreciation		672,150
Total carrying value, net		$3,216,137
Total property, plant and equipment, net		$15,312,645

(1)  Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.
(2)  Includes underground product storage caverns, above ground storage tanks, water wells and related assets.
(3)  Includes offshore platforms and related facilities and assets.
(4)  Includes vehicles used and similar assets used in our operations.
(5)  In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-40 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.
(6)  In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks 10-40 years; and water wells, 5-35 years.
(7)  See Note 9 for additional information regarding the acquisition of marine services businesses by TEPPCO in February 2008.

The following table summarizes our capitalized interest amounts by segment for the periods noted:

Investment in Enterprise Products Partners:
Capitalized interest (1)	$18,112
Investment in TEPPCO:
Capitalized interest (1)	4,356

(1) Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

Enterprise Products Partners reviewed assumptions underlying the estimated remaining useful lives of certain of its assets during the first quarter of 2008. As a result of this review, effective January 1, 2008, Enterprise Products Partners revised the remaining useful lives of these assets, most notably the assets that constitute its Texas Intrastate System.  This change in estimate increased the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since Enterprise Products Partners’ original estimates made in September 2004.  These revisions will prospectively reduce Enterprise Products Partners’ depreciation expense on assets having carrying values totaling $2.7 billion as of March 31, 2008.  On average, we extended the life of these assets by 3.1 years.

Asset retirement obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of a tangible long-lived asset that results from its acquisition, construction, development or normal operation, or a combination of these factors.  The following table summarizes amounts recognized in connection with AROs since December 31, 2007:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2007	$40,614	$1,610	$42,224
Liabilities incurred	384	(184)	200
Liabilities settled	(4,906)	--	(4,906)
Revisions in estimated cash flows	160	1,878	2,038
Accretion expense	659	32	691
ARO liability balance, March 31, 2008	$36,911	$3,336	$40,247

Our consolidated property, plant and equipment at March 31, 2008 includes $11.0 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 8.  Investments In and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  The following table presents our investments in and advances to unconsolidated affiliates by segment at March 31, 2008:

	Ownership
	Percentage
Investment in Enterprise Products Partners:
Venice Energy Service Company L.L.C. (“VESCO”)	13.1%	$33,706
K/D/S Promix, L.L.C. (“Promix”)	50%	50,068
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,372
Evangeline (1)	49.5%	3,916
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	57,904
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	257,176
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	107,646
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	54,145
Nemo Gathering Company, LLC (“Nemo”)	33.9%	2,944
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,621
Other	50%	4,096
Total Investment in Enterprise Products Partners		610,594
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	187,758
Centennial Pipeline LLC (“Centennial”)	50%	75,927
Other	25%	373
Total Investment in TEPPCO		264,058
Investment in Energy Transfer Equity:
Energy Transfer Equity	17.5%	1,609,600
LE GP	34.9%	12,001
Total Investment in Energy Transfer Equity		1,621,601
Total consolidated		$2,496,253

(1) Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

On occasion, the price Enterprise GP Holdings, Enterprise Products Partners or TEPPCO pays to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts acquired.  Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates.  That portion of excess cost attributable to fixed assets or amortizable intangible assets is amortized over the estimated useful life of the underlying asset(s) as a reduction in equity earnings from the entity.  That portion of excess cost attributable to goodwill or indefinite life intangible assets is not subject to amortization.  Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information at March 31, 2008 indicated by the business segment:

	Investment in		Investment in
	Enterprise		Energy
	Products	Investment in	Transfer
	Partners	TEPPCO	Equity	Total
Initial excess cost amounts attributable to:
Fixed Assets	$51,476	$30,277	$572,588	$654,341
Goodwill	--	--	294,640	294,640
Intangibles – finite life	--	30,021	289,851	319,872
Intangibles – indefinite life	--	--	513,508	513,508
Total	$51,476	$60,298	$1,670,587	$1,782,361

Excess cost amounts, net of amortization at:
March 31, 2008	$35,685	$32,210	$1,633,879	$1,701,774

Enterprise GP Holdings’ investments in Energy Transfer Equity and LE GP exceed its share of the historical cost of the underlying net assets of such entities.  At March 31, 2008, Enterprise GP Holdings’ investments in Energy Transfer Equity and LE GP reflect preliminary fair value allocations (net of related amortization) of the $1.63 billion basis differential consisting of $551.3 million attributed to fixed assets, $513.5 million attributable to ETP IDRs (an indefinite-life intangible asset), $294.6 million of goodwill and $274.5 million attributed to amortizable intangible assets.  The amounts attributed to fixed assets and amortizable intangible assets represent the pro rata excess of the preliminary fair values determined for such assets over the entity’s historical carrying values for such assets at the acquisition date. These excess cost amounts are amortized over the estimated useful life of the underlying assets as a reduction in equity earnings from Energy Transfer Equity and LE GP.

The $513.5 million of excess cost attributed to ETP IDRs represents the pro rata fair value of the incentive distributions of ETP, which Energy Transfer Equity receives through its 100% ownership interest in the general partner of ETP.  The $294.6 million of goodwill is associated with our view of the future results from Energy Transfer Equity and LE GP based upon their underlying assets and industry relationships.  Excess cost amounts attributed to IDRs and goodwill are not amortized.  However, the excess cost associated with our investments in Energy Transfer Equity and LE GP, including that portion attributed to ETP IDRs and goodwill, is evaluated for impairment whenever events or circumstances indicate that there is a significant decline in value of the investment that is other than temporary.

Note 9.  Business Combinations

TEPPCO Marine Services Businesses

On February 1, 2008, TEPPCO entered the marine transportation business for refined products, crude oil and condensate through the purchase of related assets from Cenac Towing Co., Inc., Cenac Offshore, L.L.C., and Mr. Arlen B. Cenac, Jr. (collectively “Cenac”). The aggregate value of total consideration TEPPCO paid or issued to complete this business combination was $444.3 million, which consisted of $257.7 million in cash and approximately 4.9 million of TEPPCO’s newly issued common units.  Additionally TEPPCO assumed approximately $63.2 million of Cenac’s debt in the transaction.  TEPPCO acquired 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements.  TEPPCO’s new business line serves refineries and storage terminals along the Mississippi, Illinois and Ohio rivers, as well as the Intracoastal Waterway between Texas and Florida.  These assets also gather crude oil from production facilities and platforms along the Gulf Coast and in the Gulf of Mexico. TEPPCO used its short-term credit facility to finance the cash portion of the acquisition.  TEPPCO repaid the $63.2 million of debt assumed in this transaction using borrowings under its short-term credit facility.

On February 29, 2008, TEPPCO purchased related marine assets from Horizon Maritime, L.L.C. (“Horizon”), a privately-held Houston-based company, for $80.8 million in cash. TEPPCO acquired 7 tow boats, 17 tank barges, rights to two tow boats under construction and the economic benefit of certain related commercial agreements.  These vessels transport asphalt, heavy fuel oil and other heated oil products to storage facilities and refineries along the Mississippi, Illinois and Ohio Rivers, as well as the Intracoastal Waterway.  TEPPCO’s short-term credit facility was used to finance this acquisition.

Purchase Price Allocations

We accounted for our business combinations during the three months ended March 31, 2008 using the purchase method of accounting and, accordingly, such costs have been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.  We expect to finalize the purchase price allocations for these transactions during 2008.

	Cenac	Horizon	South
	Acquisition	Acquisition	Monco (1)	Total
Assets acquired in business combination:
Current assets	$--	$--	$35	$35
Property, plant and equipment, net	359,955	63,872	(12,781)	411,046
Intangible assets	52,850	6,790	12,747	72,387
Total assets acquired	412,805	70,662	1	483,468
Liabilities assumed in business combination:
Other long-term liabilities	(63,157)	--	--	(63,157)
Total liabilities assumed	(63,157)	--	--	(63,157)
Total assets acquired less liabilities assumed	349,648	70,662	1	420,311
Fair value of 4,854,899 TEPPCO common units	186,557	--	--	186,557
Total cash used for business combinations	257,711	80,774	1	338,486
Goodwill	$94,620	$10,112	$--	$104,732

(1)  Primarily represents non-cash reclassification adjustments to Enterprise Products Partners’ December 2007 preliminary fair value estimates for assets acquired in its South Monco natural gas pipeline business acquisition.

Note 10.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following tables summarize our intangible assets at March 31, 2008:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners:
Customer relationship intangibles	$858,354	$(228,801)	$629,553
Contract-based intangibles	395,236	(135,332)	259,904
Subtotal	1,253,590	(364,133)	889,457
Investment in TEPPCO:
Incentive distribution rights	606,926	--	606,926
Customer relationship intangibles	41,401	(568)	40,833
Gas gathering agreements	462,449	(189,285)	273,164
Other contract-based intangibles	74,166	(24,225)	49,941
Subtotal	1,184,942	(214,078)	970,864
Total	$2,438,532	$(578,211)	$1,860,321

The carrying value of TEPPCO’s intangible assets increased as a result of its acquisition of marine service businesses in February 2008 (see Note 9).  TEPPCO acquired certain customer relationships and non-compete agreements.

In general, our amortizable intangible assets fall within two categories – contract-based intangible assets and customer relationships.  Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases.  Customer relationship intangible assets, as used in this context, represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives.  The values assigned to intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

Enterprise GP Holdings recorded an indefinite-life intangible asset valued at $606.9 million in connection with its receipt of the TEPPCO IDRs from DFIGP in May 2007.  This amount represents DFIGP’s historical carrying value and characterization of such asset.  This intangible asset is not subject to amortization, but is subject to periodic testing for recoverability in a manner similar to goodwill.

The IDRs represent contractual rights to the incentive cash distributions paid by TEPPCO.  Such rights were granted to TEPPCO GP under the terms of TEPPCO’s partnership agreement.  In accordance with TEPPCO’s partnership agreement, TEPPCO GP may separate and sell the IDRs independent of its other residual general partner and limited partner interests in TEPPCO.  TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO.  TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO.  As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction.  Goodwill is not amortized; however, it is subject to annual impairment testing.  The following table summarizes our goodwill amounts by business segment at March 31, 2008:

Investment in Enterprise Products Partners	$591,652
Investment in TEPPCO	320,660
Totals	$912,312

The carrying value of TEPPCO’s goodwill increased as a result of its acquisition of marine service businesses in February 2008 (see Note 9).  Management attributes the value of this goodwill to potential future benefits TEPPCO expects to realize as a result of acquiring such businesses.

Note 11.  Debt Obligations

The following table presents our consolidated debt obligations at March 31, 2008.

Debt obligations of Enterprise GP Holdings:
EPE Revolver, variable rate, due September 2012	$113,000
Term Loan A, variable rate, due September 2012	125,000
Term Loan B, variable rate, due November 2014	850,000
Total debt obligations of the Enterprise GP Holdings	1,088,000
Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due November 2012	1,310,000
EPO Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
EPO Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
EPO Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
EPO Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
EPO Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
EPO Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
EPO Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
EPO Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
EPO Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
EPO Senior Notes L, 6.30%, fixed-rate, due September 2017	800,000
Petal GO Zone Bonds, variable rate, due August 2034	57,500
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Dixie Revolver, variable rate, due June 2010	10,000
Duncan Energy Partners’ Revolver, variable rate, due February 2011	188,000
Total senior debt obligations of Enterprise Products Partners	6,219,500
Senior debt obligations of TEPPCO:
TEPPCO Revolver, variable rate, due December 2012	429,200
TEPPCO Senior Notes, 7.625% fixed rate, due February 2012	500,000
TEPPCO Senior Notes, 6.125% fixed rate, due February 2013	200,000
TEPPCO Senior Notes, 5.90% fixed rate, due April 2013	250,000
TEPPCO Senior Notes, 6.65% fixed rate, due April 2018	350,000
TEPPCO Senior Notes, 7.55% fixed rate, due April 2038	400,000
Total senior debt obligations of TEPPCO	2,129,200
Total principal amount of senior debt obligations	9,436,700
Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due August 2066	550,000
EPO Junior Notes B, fixed/variable rates, due January 2068	700,000
Total subordinated debt obligations of Enterprise Products Partners	1,250,000
Subordinated debt obligations of TEPPCO:
TEPPCO Junior Subordinated Notes, fixed/variable rates, due June 2067	300,000
Total principal amount of senior and subordinated debt obligations	10,986,700
Other, non-principal amounts:
Changes in fair value of debt-related financial instruments (1)	49,581
Unamortized discounts, net of premiums	(11,941)
Unamortized deferred gains related to terminated interest rate swaps	27,651
Total other, non-principal amounts	65,291
Long-term debt	11,051,991
Current maturities of long-term debt	--
Total consolidated debt obligations	$11,051,991
Standby letters of credit outstanding	$24,186

(1) See Note 5 for information regarding our financial instruments.

Guarantor Relationships

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of Dixie’s revolving credit facility and Duncan Energy Partners’ revolving credit facility.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.  EPO’s debt obligations are non-recourse to the Enterprise GP Holdings and EPGP.

TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC, and Val Verde Gas Gathering Company, L.P. (collectively, the “Subsidiary Guarantors”) act as guarantors of TEPPCO’s senior notes and revolver.  The Subsidiary Guarantors also act as guarantors, on a junior subordinated basis, of TEPPCO’s junior subordinated notes. TEPPCO’s debt obligations are non-recourse to Enterprise GP Holdings and TEPPCO GP.

Debt Obligations of Enterprise GP Holdings

Enterprise GP Holdings consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, Enterprise GP Holdings does not have the obligation to make interest or principal payments with respect to such obligations.

There have been no significant changes in the terms of Enterprise GP Holdings’ debt obligations since those reported in its Annual Report on Form 10-K for the year ended December 31, 2007.

Consolidated Debt Obligations of Enterprise Products Partners

Apart from that discussed below, there have been no significant changes in the terms of Enterprise Products Partners’ debt obligations since those reported in Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007.

In April 2008, EPO sold $400.0 million in principal amount of 5.65% senior notes due 2013 (“Senior Notes M”) and $700.0 million in principal amount of 6.50% senior notes due 2019 (“Senior Notes N”).  See Note 16 for additional information regarding the issuance of these notes.

Consolidated Debt Obligations of TEPPCO

Apart from that discussed below, there have been no significant changes in the terms of TEPPCO’s debt obligations since those reported in Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007.

TEPPCO Short-Term Credit Facility.  At December 31, 2007, TEPPCO had in place an unsecured term credit agreement with a borrowing capacity of $1.0 billion which was set to mature on December 19, 2008.  Term loans could be drawn in up to five separate drawings, each in a minimum amount of $75.0 million.  Amounts repaid could not be re-borrowed, and the principal amounts of all term loans were due and payable in full on the maturity date.  During the first quarter of 2008, TEPPCO borrowed $1.0 billion to finance the retirement of TE Products’ senior notes, the marine services acquisitions and other partnership purposes.  In March 2008, TEPPCO repaid the outstanding balance primarily with proceeds from the issuance of senior notes and terminated the Short-Term Credit Facility on March 27, 2008.

The following table presents borrowings and repayments associated with TEPPCO’s Short-Term Credit Facility during the three months ended March 31, 2008.

Borrowings, January 2008 (1)	$355,000
Borrowings, February 2008 (2)	645,000
Repayments, March 2008	(1,000,000)
Balance, March 27, 2008 (3)	$--

(1)   Funds borrowed to finance the retirement of TE Products’ senior notes.
(2)   Funds borrowed to finance TEPPCO’s marine services acquisitions and for general partnership purposes.
(3)   TEPPCO’s Short Term Credit Facility was terminated on March 27, 2008 upon full repayment of borrowings thereunder.

TEPPCO Senior Notes.  On March 27, 2008, TEPPCO issued and sold (i) $250.0 million principal amount of 5.90% Senior Notes due 2013, (ii) $350.0 million principal amount of 6.65% Senior Notes due 2018, and (iii) $400.0 million principal amount of 7.55% Senior Notes due 2038.  The senior notes were issued at 99.922%, 99.640% and 99.451% of their principal amounts, respectively.  Interest on the notes will be paid semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2008.  TEPPCO used the net proceeds from the issuance of these notes to repay and terminate the TEPPCO Short-Term Credit Facility, which was set to mature in December 2008.

TEPPCO may redeem the senior notes before their maturity in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.  The indenture governing TEPPCO’s senior notes contain covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions.  However, the indentures do not limit TEPPCO’s ability to incur additional indebtedness.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at March 31, 2008.

Information regarding variable interest rates paid

The following table presents the range of interest rates paid and weighted-average interest rates paid on our consolidated variable-rate debt obligations during the three months ended March 31, 2008.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
EPE Revolver	4.81% to 6.99%	5.53%
EPE Term Loan A	4.81% to 6.99%	5.50%
EPE Term Loan B	5.31% to 7.49%	6.49%
EPO Revolver	3.14% to 6.00%	4.17%
Dixie Revolver	2.86% to 5.50%	4.03%
Petal GO Zone Bonds	1.16% to 3.25%	2.46%
Duncan Energy Partners’ Revolver	3.39% to 6.20%	5.50%
TEPPCO Revolver	3.04% to 3.62%	3.16%
TEPPCO Short-Term Credit Facility	3.59% to 4.96%	4.02%

Consolidated debt maturity table

The following table presents the scheduled maturities of principal amounts of our consolidated debt obligations for the next five years and in total thereafter.  This information is presented on a pro forma basis, taking into account the issuance of EPO’s Senior Notes M and N in April 2008 and related use of proceeds (see Note 16).

2008	$--
2009	500,000
2010	599,931
2011	638,000
2012	1,341,269
Thereafter	7,907,500
Total scheduled principal payments	$10,986,700

Debt Obligations of Unconsolidated Affiliates

Enterprise Products Partners has two unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with long-term debt obligations.  The following table shows (i) the ownership interest in each entity at March 31, 2008, (ii) total debt of each unconsolidated affiliate at March 31, 2008 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt.

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2008	2009	2010	2011	2012	2012
Poseidon (1)	36.0%	$98,000	$--	$--	$--	$98,000	$--	$--
Evangeline (1)	49.5%	20,650	5,000	5,000	3,150	7,500	--	--
Centennial (2)	50.0%	140,000	10,100	9,900	9,100	9,000	8,900	93,000
Total		$258,650	$15,100	$14,900	$12,250	$114,500	$8,900	$93,000

(1) Denotes an unconsolidated affiliate of Enterprise Products Partners. (2) Denotes an unconsolidated affiliate of TEPPCO.

The credit agreements of these unconsolidated affiliates include customary covenants, including financial covenants.  These businesses were in compliance with such covenants at March 31, 2008.  The credit agreements of these unconsolidated affiliates restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

There have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007.

Note 12.  Member’s Equity

At March 31, 2008, member’s equity consisted of the capital account of Dan Duncan LLC and accumulated other comprehensive loss.  Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter.  No distributions have been made to date.  The capital account balance of Dan Duncan LLC was nominal at March 31, 2008.

Accumulated other comprehensive loss

The following table summarizes transactions affecting our accumulated other comprehensive loss since December 31, 2007.

						Proportionate
						Share of
	Cash Flow Hedges					Other	Accumulated
		Interest		Foreign	Pension	Comprehensive	Other
	Commodity	Rate	Foreign	Currency	And	Loss of	Comprehensive
	Financial	Financial	Currency	Translation	Postretirement	Unconsolidated	Loss
	Instruments	Instruments	Hedges	Adjustment	Plans	Affiliates	Balance
Balance, December 31, 2007	$(40,271)	$1,048	$1,308	$1,200	$588	$(3,848)	$(39,975)
Net commodity financial instrument gains during period	96,107	--	--	--	--	--	96,107
Net interest rate financial instrument losses during period	--	(66,574)	--	--	--	--	(66,574)
Amortization of cash flow financing hedges	--	2,012	--	--	--	--	2,012
Change in funded status of pension and postretirement plans, net of tax	--	--	--	--	(264)	--	(264)
Foreign currency hedge losses	--	--	(1,197)	--	--	--	(1,197)
Foreign currency translation adjustment	--	--	--	(423)	--	--	(423)
Proportionate share of other comprehensive loss of unconsolidated affiliates	--	--	--	--	--	(6,672)	(6,672)
Balance, March 31, 2008	$55,836	$(63,514)	$111	$777	$324	$(10,520)	$(16,986)

Note 13.  Related Party Transactions

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its consolidated private company subsidiaries; and

▪	the Employee Partnerships (see Note 4).

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and EPGP.  At March 31, 2008, EPCO beneficially owned 107,804,268 (or 77.4%) of the Enterprise GP Holdings’ outstanding units.  In addition, at March 31, 2008, EPCO beneficially owned 148,380,057 (or 34.0%) of Enterprise Products Partners’ common units, including 13,454,498 common units owned by Enterprise GP Holdings.  At March 31, 2008, EPCO beneficially owned 16,691,550 (or 17.2%) of TEPPCO’s common units, including the 4,400,000 common units owned by Enterprise GP Holdings. Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP.  The principal business activity of EPGP is to act as the sole managing partner of Enterprise Products Partners.  The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO.  The executive officers and certain of the directors of EPE Holdings, EPGP and TEPPCO GP are employees of EPCO.

EPE Holdings, Enterprise GP Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings,

TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations.  EPCO and its affiliates received $105.8 million in cash distributions from us during the three months ended March 31, 2008.

The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  In addition, the ownership interests in Enterprise GP Holdings, Enterprise Products Partners and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, DD Securities LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO.  This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

We have entered into an agreement with EPCO to provide trucking services to us for the transportation of NGLs and other products.  We also lease office space in various buildings from affiliates of EPCO.  The rental rates in these lease agreements approximate market rates.

EPCO Administrative Services Agreement

We have no employees.  All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to an administrative services agreement (the “ASA”).  EPE Holdings and Enterprise GP Holdings, Enterprise Products Partners and its general partner, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA.  The ACG Committees of each general partner have approved the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing for us.  The ASA also addresses potential conflicts in business opportunities that may arise among parties to the agreement, including (i) Enterprise Products Partners and EPGP; (ii) Duncan Energy Partners and DEP GP; (iii) Enterprise GP Holdings and EPE Holdings; and (iv) the EPCO Group, which includes EPCO and its affiliates (but does not include the aforementioned entities and their controlled affiliates).

Relationships with Unconsolidated Affiliates

Enterprise Products Partners.  Enterprise Products Partners’ significant related party transactions with its unconsolidated affiliates consist of the sale of natural gas to Evangeline and the purchase of NGL storage, transportation and fractionation services from Promix.  In addition, Enterprise Products Partners sells natural gas to Promix and processes natural gas at VESCO.

TEPPCO.  TEPPCO’s significant related party transactions with its unconsolidated affiliates consist of management, rental and other revenues; transportation expense related to the transportation of crude oil on Seaway and rental expense related to the lease of pipeline capacity on Centennial.

Energy Transfer Equity.  Enterprise Products Partners has a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP.  Titan purchases substantially all of its propane requirements from Enterprise Products Partners.  The contract continues until March 31, 2010 and contains renewal and extension options.  Enterprise Products Partners and another subsidiary of ETP, Energy Transfer Company (“ETC OLP”), transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to Enterprise Products Partners.

Relationship with Duncan Energy Partners

In September 2006, Duncan Energy Partners, a consolidated subsidiary of Enterprise Products Partners, was formed to acquire, own, and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO.  On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units at $21.00 per unit, which generated net proceeds to Duncan Energy Partners of $290.5 million ($291.9 million as of March 31, 2007).  As consideration for assets contributed and reimbursement for capital expenditures related to these assets, Duncan Energy Partners distributed $260.6 million of these net proceeds to Enterprise Products Partners (along with $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units of Duncan Energy Partners).

Enterprise Products Partners contributed 66% of its equity interests in certain of its subsidiaries to Duncan Energy Partners. In addition to the 34% direct ownership interest Enterprise Products Partners retained in these subsidiaries of Duncan Energy Partners, it also owns the 2% general partner interest in Duncan Energy Partners and 26.4% of Duncan Energy Partners’ outstanding common units.  EPO directs the business operations of Duncan Energy Partners through its control of the general partner of Duncan Energy Partners.  Certain of Enterprise Products Partners’ officers and directors are also beneficial owners of common units of Duncan Energy Partners.

Enterprise Products Partners has significant involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions: (i) it utilizes storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys natural gas from and sells natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas.

Enterprise Products Partners may contribute additional equity interests in its subsidiaries to Duncan Energy Partners and use the proceeds it receives from Duncan Energy Partners to fund its capital spending program. Enterprise Products Partners has no obligation or commitment to make such contributions to Duncan Energy Partners.

Relationship with Cenac

In connection with the Cenac acquisition (see Note 9), Cenac and affiliates became a related party to TEPPCO due to its ownership of TEPPCO common units (approximately 5.1% as of March 31, 2008).  TEPPCO entered into a transitional operating agreement with Cenac in which TEPPCO’s fleet of acquired tow boats and tank barges will continue to be operated by employees of Cenac for a period of up to two years following the acquisition.  Under this agreement, TEPPCO reimburses Cenac for personnel salaries and related employee benefit expenses, certain repairs and maintenance expenses and insurance premiums on its equipment, as well as payment for the monthly operating fee.

Note 14.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as defendants in litigation relating to our normal business activities, including regulatory and environmental matters.  Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities.  We are not aware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position.  The following is a discussion of litigation-related risks by business segment.

Enterprise GP Holdings’ matters.  On February 14, 2008, Joel A. Gerber, a purported unitholder of Enterprise GP Holdings, filed a derivative complaint on behalf of Enterprise GP Holdings in the Court of Chancery of the State of Delaware. The complaint names as defendants EPE Holdings; the Board of Directors of EPE Holdings; EPCO; and Dan L. Duncan and certain of his affiliates.  Enterprise GP Holdings is named as a nominal defendant. The complaint alleges that the defendants, in breach of their fiduciary duties to Enterprise GP Holdings and its unitholders, caused Enterprise GP Holdings to purchase in May 2007 the TEPPCO GP membership interests and TEPPCO common units from Mr. Duncan’s affiliates at an unfair price. The complaint also alleges that Charles E. McMahen, Edwin E. Smith and Thurmon Andress, constituting the three members of our ACG Committee, cannot be considered independent because of their relationships with Mr. Duncan.  The complaint seeks relief (i) awarding damages for profits allegedly obtained by the defendants as a result of the alleged wrongdoings in the complaint and (ii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  Management believes this lawsuit is without merit and intends to vigorously defend against it. For information regarding our relationship with Mr. Duncan and his affiliates, see Note 13.

Enterprise Products Partners’ matters.  On February 13, 2007, EPO received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”). EPO is the operator of this pipeline.  On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on September 27, 2004 from the same pipeline.  The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents. Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate.  EPO is cooperating with the DOJ and is hopeful that an expeditious resolution acceptable of this civil matter to all parties will be reached in the near future. Magellan has agreed to indemnify EPO for the civil matter.  On September 4, 2007, we and the DOJ entered into a plea agreement whereby a wholly-owned subsidiary of EPO, Mapletree, LLC, pleaded guilty to a misdemeanor charge of negligence in connection with the releases and paid a fine of $1.0 million. The plea agreement concludes the DOJ’s criminal investigation into the ammonia releases.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas.  The pipeline has been repaired and environmental remediation tasks related to this incident have been completed.  At this time, we do not believe that this incident will have a material impact on Enterprise Products Partners’ financial position.

Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”).  In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against Enterprise Products Partners’ subsidiary that owns an octane-additive production facility.  It is possible, however, that former MTBE manufacturers, such as Enterprise Products Partners’ subsidiary, could ultimately be added as defendants in such lawsuits or in new lawsuits.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against Enterprise Products Partners and others on April 15, 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures.  Defendants and the State agreed to certain stipulations that, among other things, require Enterprise Products Partners to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  We are in the process of complying with the stipulations.  The State has not yet assessed penalties and we are unable to predict the amount of penalties that may be assessed. At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

TEPPCO matters. On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. On July 12, 2007, Mr. Brinkerhoff filed an amended complaint.  The amended complaint names as defendants (i) TEPPCO, certain of its current and former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s incentive distribution rights in exchange for TEPPCO common units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  We believe that the outcome of this lawsuit will not have a material effect on TEPPCO’s financial position.

Energy Transfer Equity matters.  In July 2007, ETP announced that it was under investigation by the Commodity Futures Trading Commission (“CFTC”) with respect to whether ETP engaged in manipulation or improper trading activities in the Houston Ship Channel market around the time of the hurricanes in the fall of 2005 and other prior periods in order to benefit financially from commodities derivative positions and from certain index-priced physical gas purchases in the Houston Ship Channel market.  On March 17, 2008, ETP entered into a consent order with the CFTC.  Pursuant to this consent order, ETP agreed to pay the CFTC $10.0 million and the CFTC agreed to release ETP and its affiliates, directors and employees from all claims or causes of action asserted by the CFTC in this proceeding. ETP neither admitted nor denied the allegations made by the CFTC in this proceeding. The settlement was paid on March 19, 2008.

In July 2007, ETP announced that it was also under investigation by the Federal Energy Regulatory Commission (the “FERC”) for the same matters noted in the CFTC proceeding described above.  The FERC is also investigating certain of ETP’s intrastate transportation activities.  On July 26, 2007, the FERC announced that it was taking preliminary action against ETP and proposed civil penalties of $97.5 million and disgorgement of profits, plus interest, of $70.1 million.  In October 2007, ETP filed a response with the FERC refuting the FERC’s claims as being fundamentally flawed and requested a dismissal of the FERC’s proceedings.  On February 14, 2008, the FERC staff recommended an increase in the proposed civil penalties of $25.0 million and disgorgement of profits of $7.3 million. The total amount of civil penalties and disgorgement of profits sought by the FERC is approximately $200.0 million.  On March 31, 2008, ETP responded to the FERC staff regarding the recommended increase in the proposed civil penalties.  On April 25, 2008, the FERC staff filed an answer to ETP’s March 31, 2008 pleading.  The FERC has not taken any actions related to the recommendations of its staff. ETP management has stated that it expects that the FERC will require a payment in order to conclude these investigations on a negotiated settlement basis.

In addition to the CFTC and FERC, third parties have asserted claims, and may assert additional claims, against Energy Transfer Equity and ETP for damages related to the aforementioned matters.  Several natural gas producers and a natural gas marketing company have initiated legal proceedings against Energy Transfer Equity and ETP in Texas state courts for claims related to the FERC claims.  These suits contain contract and tort claims relating to the alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages.  One of the suits against Energy Transfer Equity and ETP contains an additional allegation that the defendants transported natural gas in a manner that favored their affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of natural gas to other parties in the market.  One of the producers seeks to intervene in the FERC proceedings, alleging that it is entitled to a FERC-ordered refund of $5.9 million, plus interest and costs.  On December 20, 2007, the FERC denied this producer’s request to intervene in the proceedings and on February 6, 2008, the FERC dismissed the producer’s complaint. ETP has also been served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producers/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel.  ETP filed an original action in Harris County, Texas seeking a stay of the arbitration on the grounds that the action is not arbitrable.  The claimants have agreed to a four-week stay of the arbitration through May 22, 2008 while they evaluate the state court pleading.

A consolidated class action complaint has been filed against ETP and certain affiliates in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the New York Mercantile Exchange (“NYMEX”) in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 29, 2003 to December 31, 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions and intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP also violated the CEA because ETP knowingly aided and abetted violations of the CEA. This action alleges that the unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the period stipulated in the complaint, causing unspecified damages to the plaintiff and all other members of the putative class who purchased and/or sold natural gas futures and options contracts on the NYMEX during the period. This class action complaint consolidated two class actions which were pending against ETP.  Following the consolidation order, the plaintiffs who had filed these two earlier class actions filed a consolidated complaint.  They have requested certification of their suit as a class action, unspecified damages, court costs and other appropriate relief.  On January 14, 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim.  On March 20, 2008, the plaintiffs filed a second consolidated class action complaint.  In response to this new pleading, ETP filed a motion to dismiss this complaint on May 5, 2008.

On March 17, 2008, another class action complaint was filed against ETP in the United States District Court for the Southern District of Texas.  This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law.  The complaint further alleges that during this period ETP exerted monopolistic power to suppress the price of these transactions to non-competitive levels in order to benefit from its own physical natural gas positions.  The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief.

At this time, ETE is unable to predict the outcome of these matters; however, it is possible that the amount it becomes obliged to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of its existing accrual related to these matters.

ETP disclosed in its quarter report on Form 10-Q for the three months ended March 31, 2008 that its accrued amounts for contingencies and current litigation matters (excluding environmental matters) aggregated $20.4 million.  Since ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from its operating cash flows or from borrowings. If these payments are substantial, ETP and, ultimately, our investee, Energy Transfer Equity, may experience a material adverse impact on their results of operations, cash available for distribution and liquidity.

Contractual Obligations

Scheduled Maturities of Long-Term Debt.  With the exception of the issuance of senior notes by TEPPCO and EPO, there have been no significant changes in our consolidated scheduled maturities of long-term debt since those reported in Enterprise GP Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007.  See Note 11 for additional information regarding the issuance of senior notes by TEPPCO in March 2008.  See Note 16 for additional information regarding the issuance of senior notes by EPO in April 2008.

Operating Lease Obligations.  We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with affiliates of EPCO, (iii) a railcar unloading terminal in Mont Belvieu, Texas and (iv) land held pursuant to right-of-way agreements.  In general, our material lease agreements have original terms that range from two to 28 years and include renewal options that could extend the agreements for up to an additional 20 years

There have been no material changes in our operating lease commitments since December 31, 2007.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of March 31, 2008, claims against us totaled approximately $37.6 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated financial statements.

Note 15.  Significant Risks and Uncertainties – Weather-Related Risks

Hurricanes Katrina and Rita affected certain of Enterprise Products Partners’ Gulf Coast assets in the summer of 2005.  With respect to these storms, Enterprise Products Partners received nonrefundable cash proceeds of $1.2 million from business interruption claims and $9.6 million from property damage claims during the three months ended March 31, 2008.   At March 31, 2008, Enterprise Products Partners had $31.4 million of estimated property damage claims outstanding related to these storms that we believe are probable of collection through 2009.  To the extent we estimate the dollar value of such damages, please be aware that a change in our estimates may occur as additional information becomes available.

Note 16.  Subsequent Event

Issuance of Senior Notes by EPO

 In April 2008, EPO sold $400.0 million in principal amount of Senior Notes M due 2013 and $700.0 million in principal amount of Senior Notes N due 2019.  The Senior Notes M were issued at 99.906% of their principal amount and will pay interest semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2008.  The Senior Notes N were issued at 99.866% of their principal amount and will pay interest semi-annually in arrears on January 31 and July 31 of each year, beginning July 31, 2008.  EPO used the net proceeds from the issuance of these notes to temporarily reduce indebtedness outstanding under its Multi-Year Revolving Credit Facility (see Note 11).

EPO may redeem the notes before their maturity in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.  These notes were issued under an indenture containing certain covenants, which restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.